Exhibit 10.1

AGREEMENT

THIS AGREEMENT is effective as of February 26, 2007, by and between Garisch Financial, Inc., an Illinois corporation with its principal place of business located at 1753 Park Ridge Pointe, Park Ridge, Illinois 60068 (“GFI”), Frezer, Inc., a corporation organized and existing under the laws of the state of Nevada, with its principal place of business located at 936A Beachland Boulevard, Suite 13, Vero Beach, FL 32963 (“Frezer”), and KI Equity Partners IV, LLC, a Delaware limited liability company (“KI Equity”). Frezer and KI Equity may be referred to collectively as the “Clients.” GFI and the Clients may each be referred to as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, GFI is engaged in the business of providing consulting services to public and private companies including, without limitation, conducting due diligence investigations, assisting in the preparation of SEC filings, structuring, evaluating and executing business transactions, business combinations and mergers, recommending and advising on corporate and strategic matters, and reviewing financial and accounting matters (“Services”); and

WHEREAS, Frezer and KI Equity desire to engage GFI described herein, and GFI desires to accept such engagement, all in accordance with the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Intent and Services

It is the general nature and intent of this Agreement that GFI will provide the Services to KI Equity solely in connection with KI Equity’s purchase of a controlling interest in Frezer (“Acquisition”) and to Frezer solely in connection with the initial actions by Frezer following such Acquisition (collectively, such services shall be the “Transaction Services”). GFI will provide such Transaction Services at the reasonable request of KI Equity and/or Frezer as an independent contractor and not as an employee. The Parties hereto specifically acknowledge and agree that GFI’s performance of the Transaction Services shall not be construed or considered legal, investment banking or capital formation services or advice. The Parties further agree that the Transaction Services shall not be construed as the practice of law, and KI Equity and Frezer each acknowledge and agree that they have been advised by GFI to seek legal counsel if they deem such to be necessary.

2.	Transaction Services

The Parties hereto acknowledge and agree that GFI, as of the date hereof, has completed all of the Transaction Services to be satisfaction of KI Equity and Frezer.

3.	Compensation

In consideration of the services provides hereunder, GFI shall be entitled to the following compensation to be paid upon the execution of this Agreement, all of which compensation shall be fully earned, vested and non-refundable:

a)	GFI shall receive a cash payment of $25,000.

b)
GFI shall also receive 1,700,000 shares of common stock of Frezer (“Shares”), which are valued at $17,000 in the aggregate, or $0.01 per share. The Parties acknowledge and agree that the value of the Shares as set forth in the preceding sentence is the best determinate of the fair value of such Shares based on the recent price of shares sold by Frezer in arm’s length transactions. The Shares shall be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (“Securities Act”), and the certificates representing the Shares shall contain the restrictive legend under the Securities Act. Prior to the issuance of the Shares, GFI shall provide a representation letter to Frezer with respect to the issuance of the Shares, which shall be satisfactory to Frezer. The Parties agree that the Shares shall have registration rights pursuant to the terms of a registration rights agreement to be entered into by Frezer and GFI.

c)	GFI shall be reimbursed for any out-pocket expenses incurred by GFI in connection with its Transaction Services hereunder, provided such expenses are approved in advance.

4.	Independent Contractor

GFI shall be, and is deemed to be, an independent contractor in the performance of its duties hereunder. GFI shall have no power to enter into any agreement on behalf of or otherwise bind KI Equity or Frezer without the express prior written consent of KI Equity or Frezer. GFI shall be free to pursue, conduct, carry on and provide for its own account (or for the account of others) similar Services to other clients.

5.	Indemnification

GFI shall not be liable to KI Equity or Frezer, or to anyone who may claim any right due to any relationship with KI Equity or Frezer, for any acts or omissions in the performance of the Transaction Services on the part of GFI or on the part of the agents or employees of GFI, except when said acts or omissions of GFI are due to willful misconduct or gross negligence. KI Equity and Frezer agree to indemnify and hold GFI and its officers, directors, shareholders, managers, members, agents, advisors, consultants and employees (“Indemnified Parties”) harmless from any and all losses, expenses, claims, damages or liabilities (including reasonable attorneys’ fees) incurred by any Indemnified Party arising out of or related to the performance of GFI's services under this Agreement, and KI Equity and Frezer shall, at the option of GFI, reimburse GFI or pay directly for any and all legal or other expenses incurred in connection with the investigation or defense of any action or claim in connection therewith; provided, however, that KI Equity and Frezer shall not be liable for any loss, claim, damage or liability that is found (as set forth in a final judgment by a court of competent jurisdiction) to have resulted in a material part from any act by GFI which constitutes willful misconduct or gross negligence by GFI.

6.	Confidentiality

GFI agrees that any information provided to it by KI Equity or Frezer of a confidential nature will not be revealed or disclosed to any person or entity, except as required by GFI in the performance of this Agreement, until (i) such time that the information is or becomes generally known by the public (other than as a result of its disclosure by GFI in breach of this Agreement), (ii) is known or becomes known by GFI on a non-confidential basis from a person not otherwise bound by a confidentiality agreement or who is not otherwise known to be prohibited from transmitting the information to GFI, or (iii) subject to the following sentence, is required by applicable law, regulation or court or administrative order to be disclosed. In the event that GFI receives a request to disclose all or any part of any confidential information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, GFI agrees to (i) immediately notify KI Equity or Frezer of the existence, terms and circumstances surrounding such a request, (ii) consult with KI Equity or Frezer on the advisability of taking legal available steps to resist or narrow such request, and (iii) if disclosure of such information is required, exercise GFI’s reasonable commercial efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

GFI hereby acknowledges that it is aware, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of any public company or entering into any hedging or short selling transactions involving the securities of any public company, to the extent such public Company has a class of publicly traded securities, and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7.	Notices

All notices hereunder shall be in writing addressed to the Party at the address herein set forth, or at such other address as to which notice: pursuant to this section may be given, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail or by national overnight courier. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service.

Notices shall be addressed as follows:
If to Frezer:	Frezer, Inc.
936A Beachland Boulevard, Suite 13
Vero Beach, FL 32963
Attn: Kevin R. Keating, President

If to KI Equity:	KI Equity Partners IV, LLC
5251 DTC Parkway, Suite 1090
Greenwood Village, CO 80111
Attn: Timothy J. Keating, Manager

If to GFI:	Garisch Financial, Inc.
1753 Park Ridge Pointe
Park Ridge, IL 60068
Attn: Frederic M. Schweiger, President

Any notices to be given hereunder will be effective if executed by and sent by the attorneys for the Parties giving such notice, and in connection therewith the Parties and their respective counsel agree that, in giving such notice, such counsel may communicate directly in writing, with such Parties to the extent necessary to give such notice.

8.	Representations and Warranties of KI Equity and Frezer

KI Equity and Frezer each represent and warrant to GFI that:

a)	Each will cooperate fully and timely with GFI to enable GFI to perform the Transaction Services that may be rendered hereunder;

b)	Each has full power and authority to enter into this Agreement;

c)
The performance by each of them of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provision(s) of the organizational or corporate governance documents of each of them or any contractual obligation by which each of them may be bound; and

d)	All information supplied to GFI by each of them, shall be true and accurate and complete in all material respects, to the best knowledge of each of them.

9.	Representations and Warranties of GFI

GFI represents and warrants to KI Equity and Frezer that:

a)	It has full power and authority to enter this Agreement;

b)	It has the requisite skill and experience to perform the Transaction Services and to carry out and fulfill its duties and obligations hereunder; and

c)	It will use its best efforts to complete all Transaction Services in a timely and professional manner.

10.	Governing Law, Dispute Resolution, and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof. All disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each Party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the Dispute within twenty (20) business days following notice of the Dispute to the other Party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in Chicago, Illinois, in accordance with the international rules of the American Arbitration Association. The Parties agree that a panel of one arbitrator shall be required. Any award of the arbitrator shall be deemed confidential information for a minimum period of five years. The arbitrator may award attorneys’ fees and other arbitration related expense, as well as pre- and post-judgment interest on any award of damages, to the prevailing Party, in their sole discretion.

11.	Miscellaneous

a)
No Waiver. No provision of this Agreement maybe waived except by agreement in writing signed by the Parties hereto. A waiver of any term or provision of this Agreement shall not be construed as a waiver of any other term or provision.

b)	Non-assignability. This Agreement is not assignable without the written consent of the other Parties.

c)
Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each Party executes each counterpart, or that any one counterpart be executed by more than one Party so long as each Party executes at least one counterpart. Facsimile or electronic signatures of this Agreement shall be construed and accepted as original signatures hereof.

d)
Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement.

e)	Construction. No provision of this Agreement shall be construed against any Party by virtue of the fact that that this Agreement was primarily prepared by such Party.

f)	Headings. The section and paragraph heading shall not be deemed a part of this Agreement.

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IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first above written.

KI EQUITY PARTNERS IV, LLC	FREZER, INC.

By: /s/ Timothy J. Keating	By: /s/ Kevin R. Keating
Timothy J. Keating, Manager	Kevin R. Keating, President

GARISCH FINANCIAL, INC.

By: /s/ Frederic M. Schweiger
Frederic M. Schweiger, President